Exhibit 10(a)
Amendment to the
Wells Fargo & Company Deferred Compensation Plan
(As Amended and Restated Effective as of January 1, 2008)
     The Wells Fargo & Company Deferred Compensation Plan (the “Plan”) is amended effective January 1, 2011 to provide for an Appendix C to read in full as follows:
APPENDIX C
Supplemental Discretionary Profit Sharing Contributions
Effective for Plan Years beginning on or after January 1, 2011, the Wells Fargo & Company Deferred Compensation Plan (the “Plan”) is amended to provide credits for supplemental discretionary profit sharing contributions pursuant to the rules in this Appendix C.
Sec. 1. Eligibility. Employees who have satisfied one year of vesting service as defined under the Wells Fargo & Company 401(k) Plan (the “401(k) Plan”), are eligible to receive a discretionary profit sharing contribution under the 401(k) Plan and who have entered into an agreement to defer Compensation under this Plan (“deferred compensation”) which would otherwise have been recognized as “Certified Compensation” under the 401(k) Plan for a Plan Year, shall be eligible to receive supplemental discretionary profit sharing contribution credits (the “Credits”) provided under this Appendix C for that Plan Year. Credits under this Appendix shall be reflected in the Participant’s Deferral Account attributable to the allocations under this Appendix as soon as administratively feasible after the end of the Plan Year in which a discretionary profit sharing contribution would have been allocated to the Participant’s 401(k) Plan account if deferred compensation had been recognized as Certified Compensation in the 401(k) Plan for the Plan Year. No Credits under this Appendix will be allocated under this Plan for a Plan Year unless a discretionary profit sharing contribution has been made to the 401(k) Plan for such Plan Year.
Sec. 2 Credits. For each Plan Year in which a discretionary profit sharing contribution has been made to the 401(k) Plan, the Deferral Account attributable to the allocations under this Appendix C for each eligible Participant shall receive a Credit equal to the discretionary profit sharing contribution percentage (not greater than 4%) declared under the 401(k) Plan for the Plan Year multiplied by the deferred compensation deducted from the Participant’s Compensation during that Plan Year; provided, however, that such Credit shall be made only to the extent that such deferred compensation for the Plan Year plus the Participant’s Certified Compensation in the 401(k) Plan for such Plan Year does not exceed the Code Section 401(a)(17) compensation limit in effect for such Plan Year.
Sec. 3 Investment Election. The amount of the Credit pursuant to this Appendix shall be automatically allocated to one or more Fund Options (other than the Common Stock

Earnings Option) as selected by the Plan Administrator from time to time as of the date the amount is actually allocated to the Participant’s Deferral Account. The Participant can then make a subsequent investment election pursuant to Section 7 of the Plan.
Sec. 4 Distribution Upon Separation from Service. Distribution of the amounts accumulated pursuant to this Appendix (Credits and associated earnings credits) shall be automatically paid in a lump sum as soon as practicable after the March 1 immediately following the Participant’s Separation from Service if the Participant is not a Key Employee, but not later than December 31 of that year. If the Participant is a Key Employee, distribution shall commence as provided in Section 9(B) of the Plan.